EXHIBIT 99.2

CHARYS HOLDING COMPANY’S AEON TECHNOLOGIES SUBSIDIARY AWARDED $5
MILLION WIRELESS CONTRACT

ATLANTA—(March 6, 2007)—Charys Holding Company, Inc. (“Charys”) (OTC Bulletin Board: CHYS), a leader in wireless communications and data infrastructure and in remediation and reconstruction, today announced that its wholly owned subsidiary, Aeon Technologies, Inc. (“Aeon”), has been awarded a contract for the implementation of an advanced digital microwave radio network and associated antenna systems.

This contract, awarded from one of the leading international communications companies, calls for the technology configuration, staging, installation, testing and turn-up of services for a new 400 site wireless network solution.  The goal of the project is to provide a wireless network along the US Gulf Coast.  The estimated value of this contract exceeds $5 million.

Wade Clark, President of Aeon, noted, “The award of this contract capitalizes on Aeon’s strong reputation for microwave radio installations and distinguishes us as one of the elite technology providers.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys is a publicly traded company focusing on two primary business lines; (i) remediation and reconstruction, and (ii) wireless communications and data infrastructure.

Contact:

Charys Holding Company, Inc.

Main Phone: 678-443-2300

Fax: 678-443-2320

irdept@charys.com

or

Corporate Evolutions, Inc.

Investor Relations:

Fred Lande, 516-482-6565

Fax: 516-482-6099

info@corporateevolutions.com